UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2019
DARÉ BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3655 Nobel Drive, Suite 260
San Diego, CA 92122
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 926-7655

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	DARE	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors
Daré Bioscience, Inc. (“we,” “us,” “our,” or “Daré”) announced today that on July 11, 2019, Roger L. Hawley gave notice of his resignation from Dare’s board of directors and all of its committees effective immediately for personal reasons and to spend more time with his family. Mr. Hawley, who served as chairman of our board of directors and on its audit committee, did not resign as a result of a disagreement with Daré on any matter. We and our board of directors greatly appreciate Mr. Hawley’s outstanding service and thank him for his contributions to Daré.
On July 11, 2019, our board of directors, upon the recommendation of its nominating and corporate governance committee, appointed William H. Rastetter, Ph.D., a current member of our board of directors, as chairman of our board of directors, and appointed Jessica D. Grossman, M.D., to fill the vacancy created on the audit committee following Mr. Hawley’s resignation. Dr. Grossman is an independent director under applicable Nasdaq and Securities and Exchange Commission rules and regulations.
Performance Compensation Plan
Consistent with our recent historical practice, on July 11, 2019, our board of directors, upon the recommendation of its compensation committee, approved the establishment of a performance-based bonus plan intended to align the interests of our employees (including our executive officers) with those of our stockholders by incentivizing and rewarding achievement of business objectives that our board of directors believe will enhance our value and by promoting commitment to long-term success. As a clinical-stage biopharmaceutical company, these objectives are currently to be accomplished primarily by positioning us to successfully execute our drug product development and regulatory approval efforts and to translate those efforts, over time, into revenues and income from commercialization of, or strategic collaborations with respect to, our product candidates.
The performance-based bonus plan provides for cash bonus payments based upon the achievement of performance goals related to financial and operational metrics (the “performance goals”), which may include, among others: developmental, clinical or regulatory milestones; business development and financing milestones; and strategic transactions. The performance goals will be established by our board of directors upon the recommendation of its compensation committee or by the compensation committee for each performance period (which will generally be from January 1 to December 31 of each year). Any bonuses paid under the performance-based bonus plan will be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the performance goals; certain performance targets may be given more weight than others. The bonus formulas will be adopted each performance period by our board of directors, upon the recommendation of its compensation committee, or by the compensation committee, and will be communicated to each participant. No bonuses will be paid unless and until our board of directors or its compensation committee makes a determination with respect to the achievement of the performance goals. Our board of directors or its compensation committee may adjust bonuses payable under the performance-based bonus plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to participants under the performance-based bonus plan based upon such other terms and conditions as the our board of directors or its compensation committee may in its discretion determine.
Each participant will have a targeted bonus opportunity set for each performance period. The achievement of the performance goals will be assessed as of the end of the applicable performance period and after such period has ended; however, if the performance goal is based on financial metrics reported in our periodic reports for any particular period, such performance goals will be measured after the applicable periodic reports have been published. Bonus payments, if any, will be made as soon as practicable following the end of each performance period. Bonus payments, if any, will be contingent on the applicable employee’s continued employment with us on the date of payment, unless otherwise provided in any written agreement between us and a participant.
Consistent with the terms of their employment agreements, the target bonus amount for Ms. Johnson and Ms. Walters-Hoffert will be up to 50% and 35%, respectively, of their respective annual base salary, which for 2019 will be up to $167,375 and $93,730, respectively.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.

Dated: July 15, 2019	By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	President and Chief Executive Officer